Exhibit a.(2)

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

SIERRA EQUITY INCOME FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	The current name of the statutory trust is Sierra Equity Income Fund.

2.	The Certificate of Trust is hereby amended by deleting paragraph 1 in its entirety and replacing it with the following new paragraph 1:

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Sierra Opportunity Fund.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 20th day of October, 2016 A.D.

/s/ Seth Taube
Seth Taube
Trustee